Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into between CareScience, Inc. Corporation, a Pennsylvania corporation (“Employer”) and David J. Brailer, M.D., Ph.D. (“Employee”) as of this 24th day of June, 2003.

WHEREAS, Employee is employed by Employer as a salaried executive holding the title of Employer’s Chief Executive Officer;

WHEREAS, Employee is a member of and Chairman of the board of directors of Employer and a shareholder of Employer;

WHEREAS, Employee is currently employed by Employer pursuant to an Employment Agreement entered into between Care Management Science Corporation and Employee dated as of December 23, 1998, which had attached to it a Non-Competition Agreement (collectively the “Employment Agreement”);

WHEREAS, Employee and Employer entered into a Purchase Agreement and a Note and Pledge Agreement, both dated as of June 15, 2001, under which Employee purchased 21,605 shares of Employer stock;

WHEREAS, Employer and Employee wish to alter the nature of their relationship and have reached an agreement under which Employee will cease his employment with Employer and the parties will release claims against one another;

NOW, THEREFORE, Employee and Employer, each intending to be legally bound hereby, agree as follows:

1.     Separation Date.  Upon delivery to Employee of this Agreement, executed on behalf of Employer on the date hereof (the “Separation Date”), Employee will resign as an employee and as Chief Executive Officer of Employer and shall resign from Employer’s board of directors and as Chairman of the board of directors effective upon the expiration of the seven (7) day period described in Section 12 below and Employee’s receipt of the severance payment described in Section 2(a) below (the date on which such seven day period expires and such payment is received is hereinafter referred to as the “Effective Date”).  Employee shall receive his regular compensation and business expense reimbursements through June 16, 2003 and his regular benefits through June 30, 2003.  Payment of Employee’s regular compensation through the Separation Date shall be made on the earlier to occur of (i) Employer’s regularly scheduled  payroll date for its executive employees and (ii) the Effective Date.  Upon the Effective Date, the Employment Agreement shall be terminated in all respects and Employee’s rights to wage continuation and benefits entitlements thereafter shall be governed solely by this Agreement.  Employee’s resignation letter will state that he is resigning due to “differences over the strategic direction of the Company.”  Employer will issue a press release announcing Employee’s resignation substantially in the form attached as Exhibit A hereto.  Other than through the press release attached as Exhibit A, or in Employer’s public filings with the Securities and Exchange

Commission (in which this Agreement may be attached as an exhibit and which may include a fair and accurate summary thereof without any embellishing comments or other remarks) neither party shall communicate or disclose the terms of this Agreement  to any persons except as described in such press release or public filings, and except to members of Employee’s immediate family, employees who have a need to know and directors of Employer, a party’s attorney, accountant and/or tax consultant, state and federal tax authorities or other persons as may be required by court order, by the proper inquiry of a governmental agency, or any other applicable law, including securities laws, or as necessary or advisable to seek to enforce or challenge the terms of this Agreement.

2.     Transition Benefits.  Employer will provide Employee with the following benefits for the time periods described below:

a.     Severance Payment.  On the business day following the Effective Date, Employer shall pay to Employee by wire transfer to an account designated by Employee a severance payment in a single sum of two hundred and ninety-five thousand dollars ($295,000), subject only to the deductions and withholdings as required by law, including with respect to forgiveness of the Note and Pledge Agreement as described in Section 4 below and without any deductions for 401(k) or FSA contributions.  The cost, if any, of the wire transfer to be paid by Employer.

b.     Health Care and Dental Coverage.  Upon termination of Employee’s health and dental benefits, Employee will be eligible to extend the health care and dental coverage in effect at the time in accordance with the provisions of COBRA, 29 U.S.C. §§ 1161 et seq.

c.     Business Expenses.  Employee will continue with his scheduled activities on behalf of Employer through July 3, 2003 and he will be reimbursed for his regular business expenses incurred through that date and Employer will pay his business related charges on his corporate American Express card through July 3, 2003 or the date of cancellation if later.  Employee will turn his corporate American Express card into Employer immediately after July 3, 2003 and Employer will promptly pay the remaining balance on and close this account to ensure that the account is closed while in good standing.

d.     Miscellaneous Transition Matters.  Employer will arrange to have Employee’s personal items from his office (e.g. books, personal photographs, office furniture, files etc.) packed and delivered to a single address in the United States as designated by Employee, insured for a minimum value, all at Employer’s expense, within seven (7) days of the Effective Date, other than three (3) wall hangings and a side chair with the coat of arms of the University of Pennsylvania in Employee’s office (collectively, the “Separate Items”).  Employee agrees that within fourteen (14) days of the Effective Date, Employee will or will arrange for a third party to pick up and remove the Separate Items.  Until pick-up of the Separate Items, Employer agrees to store the Separate Items in a location on its premises safe and secure from damage (without specific insurance on the Separate Items) and upon prior reasonable notice of the schedule of the pick-up, Employer will provide access to Employee or his designated third party upon arrival to pick up and remove the Separate Items.  The ownership of the personal computer and related equipment that has been assigned to Employee will be transferred automatically to Employee upon the execution of this Agreement.  Employer will arrange to terminate Employee’s current business cell phone (215-287-3550) after July 3, 2003 with Employer being responsible for costs through July 3, 2003 and any residual phone contract obligations.  Employer will arrange to have a forwarding message from all calls to 215-287-3550 to a number provided by Employee through September 30, 2003.  Employer will arrange so that Employee’s telephone at Employer’s offices (215-689-2201) will contain a message through December 31, 2003 providing Employee’s new contact information.  Employer will promptly forward to Employee all letters, calls, e-mails and other communications intended for Employee, without limitation, through December 31, 2003, including requests for new contact information for Employee.  To the extent any persons that so contact Employee after such forwarding by Employer of such communications intended for Employee make requests for or inquiries regarding services rendered or to be rendered by Employer, Employee will promptly refer back to Employer all such communications.

3.     Accrued and Unused Vacation.  It is agreed that the severance payment described in Section 2(a) hereof includes payment for all of Employee’s accrued and unused vacation time.

4.     Purchase Agreement and Note and Pledge Agreement. On the Effective Date, Employer will forgive any and all amounts due to Employer under the Purchase Agreement and Note and Pledge Agreement effective on the Separation Date and promptly, but in no event more than two (2) business days following the Effective Date, deliver to Employee certificates representing free and clear ownership of and marketable title to the shares purchased under the Purchase Agreement (subject to the restrictive legend required by the Securities Act of 1933 as amended and the applicable securities laws).

5.     Consulting Arrangement.  Effective immediately after the expiration of the seven (7) day revocation period described in Section 12 hereof, and continuing through December 31, 2003, Employee will serve as a consultant to Employer for up to thirty-two (32) hours per month [amount of hours intended to cover four eight-hour working days during the month] with regard to developing potential business relationships between Employer and any for-profit hospital system containing more than 75 hospitals and Employer and potential purchasers of the Care Data Exchange.  For his consulting activities, Employer shall pay Employee on a monthly basis on the first of each month (except that the June and July payments shall be made at the same time as the severance payment provided for in Section 2(a) above) the following amounts: June -$5,000; July - $15,000; August - $10,000; September - $10,000; October - $10,000; November - $10,000; and December - $10,000.  In addition, Employer shall pay Employee five percent (5%) of the total contract value for each contract that is signed by Employer with any for-profit hospital system containing more than 75 hospitals or for any Care Data Exchange services or technologies during the time (but not for any contracts signed after the time) that Employee is serving as a consultant to Employer.  These payments will be made in multiple payments within ten (10) days of Employer’s receipt of the applicable payment from the relevant customer following contract signing.  In addition, Employer will reimburse Employee for his business expenses incurred in connection with his consulting services (e.g. travel, cell phone, other usual and reasonable expenses) within ten (10) business days of their submission to Employer.  Employer also will maintain Employee’s current e-mail address at Employer through the end of the consulting arrangement.  Employer need not provide an office or a secretarial assistant to Employee during the consulting arrangement.  Employer may terminate the consulting arrangement at any time upon ten (10) days written notice to Employee but will pay the full amount of all consulting fees through December immediately upon any such termination, except that no future consulting fees will be due if Employer terminates the consulting arrangement during October, November or December.  Employee may terminate the consulting arrangement at any time upon ten (10) days written notice to Employer and the monthly payments will end upon any such termination by Employee.  To the extent Employee has not previously provided the ten (10) days written notice of termination as described above prior to beginning full-time employment with another employer, Employer’s obligation to pay future consulting fees and Employee’s obligation to provide consulting services will immediately and automatically terminate upon Employee’s commencement of full-time employment with another employer.

6.     Agreement Not To Compete.  Employee hereby agrees that during the consulting arrangement described above and for so long as Employer continues to make the consulting payments, Employee will not engage in competition with Employer.  For purposes of this paragraph, it is agreed that the business of Employer is “the commercial sales and delivery of products that are used to measure the quality and efficiency of inpatient care throughout the United States or the exchange or sharing of clinical data throughout the world.”  Notwithstanding any restriction contained in the Agreement, it is understood and agreed that Employee may continue activities in the nature of the activities permitted by paragraph 1(b) of the Employment Agreement.

7.     Agreement Not to Interfere with Customers.  Employee hereby agrees that from the Separation Date and through May 31, 2004,  Employee will not request or cause any customer with whom Employer has a business relationship to cancel or terminate any such business relationship with Employer.  Notwithstanding the foregoing, Employer acknowledges that some customers may terminate their business relationship with Employer due to Employee’s resignation, or after having had a conversation with Employee, even though Employee fully complies with his obligations under this Agreement.

8.     Agreement Not to Solicit Employees.  Employee hereby agrees that from the Separation Date through May 31, 2004, he will not solicit, hire, offer to hire, persuade or induce any person who is an employee of Employer to discontinue his/her relationship with Employer.

9.     Return of Corporate Property.  Employee acknowledges and agrees that, on or before the Separation Date and except as stated above, he will return to Employer or destroy all corporate property and copies thereof in his possession or under his custody or control.  Employee will deliver to Employer any entry pass cards or keys to Employer’s facilities within two (2) business days of the Effective Date, by delivering them in person or via overnight delivery to Robb Tretter, the Employer’s General Counsel, at the Employer’s principal address.

10.  General Release of Claims.  Employee for himself and his respective administrators, executors, agents, beneficiaries and assigns, and Employer (as defined below) do waive, release and forever discharge each other of and from any and all “Claims” (as defined below).  Both agree not to file a lawsuit to assert any such Claim.  This release covers all Claims arising from the beginning of time up to and including the date of this Agreement.  This release does not cover Claims relating to the validity or enforcement of this Agreement or for Employee’s accrued benefits due from Employer under Company sponsored benefit plans, including, without limitation, his rights under Employer’s 401(k) plan.  Nor is Employee releasing any claim of ownership of the shares of capital stock of Employer that he owns as of the date hereof.  Further, Employee is not releasing any claim for indemnity or legal defense available to him due to his service as a board member, officer, employee or director of Employer as provided by Employer’s articles of incorporation, bylaws, insurance policies or general corporate law and the parties expressly incorporate by reference paragraph 10 of the Employment Agreement, nor does this release cover claims that either party may have against the other based on intentional misconduct or fraud, though each party represents that they are not aware of any such claims as of the date of this Agreement (collectively, all such claims that Employee is retaining are hereinafter referred to as “Employee’s Retained Rights” and all such claims that Employer is retaining are hereinafter referred to as “Employer’s Retained Rights”).

The following provisions further explain this general release and covenant not to sue:

a.     Definition of “Claims”.  “Claims” include without limitation all actions or demands of any kind that Employee or Employer now have, or may have or claim to have in the future based on actions through the date of this Agreement.  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this release and covenant not to sue includes without limitation all actions or demands in any way based on Employee’s employment, or service as an officer or board member with Employer, the terms and conditions of such employment or Employee’s separation from employment (except as included in Employee’s Retained Rights or Employer’s Retained Rights).  More specifically, all of the following are among the types of Claims which will be barred by this release and covenant not to sue (except as included in Employee’s Retained Rights and Employer’s Retained Rights):

•                                          contract claims (whether express or implied);

•                                          tort claims, such as for defamation or emotional distress;

•                                          claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•                                          claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

•                                          claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar state statutes and municipal ordinances;

•                                          claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;

•                                          claims under the Family and Medical Leave Act and similar state leave laws;

•                                          claims for wrongful discharge; and

•                                          claims for attorneys’ fees, litigation costs and expert fees of any kind.

This enumeration of the Claims covered by this release is not intended to be, and shall not be construed as, an exhaustive list.

b.     Definition of Employer.  For purposes of these release provisions “Employer” includes without limitation CareScience, Inc., and its past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts.  It also includes all past, present and future managers, directors, officers, partners, agents, members, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

c.     Effect of Release and Covenant Not to Sue.  If Employee or Employer does commence, join in, continue or in any other manner attempt to assert a Claim in violation of this release and covenant not to sue, or otherwise breach any promise made in this Agreement, the applicable party agrees to indemnify and hold harmless the other party from and against all losses incurred, including without limitation, costs and attorneys’ and expert fees, in defending such Claim or pursuing its rights hereunder.  (The provisions of this indemnification provision do not apply with respect to a claim under the Age Discrimination in Employment Act.)

11.  Consideration Period.  Employee acknowledges that he has been provided with a period of twenty-one (21) days to consider the terms of this offer from the date this Agreement was first presented to him.  Employee understands that he may take the entire 21-day period to consider entering into this agreement, and he acknowledges that if he chooses to sign and return the Agreement before the end of the full 21 days, his decision to shorten the consideration period is knowing and voluntary and was not induced in any way by Employer.

12.  Revocation Period.  Employee acknowledges that he shall have seven (7) days after signing this Agreement to revoke it if he chooses to do so.  If Employee elects to revoke this Agreement, he shall give written notice of such revocation to Employer in such a manner that it is actually received within the seven (7) day period.  The Agreement shall not become effective or enforceable until the expiration of that seven (7) day period.

13.  Consultation with Legal Counsel.  Employee acknowledges that he has been advised to consult with independent legal counsel of his choosing regarding the meaning and binding effect of this Agreement and each and every term hereof prior to executing it.  Employer hereby agrees to pay Employee’s legal counsel directly for the attorneys’ fees and costs so incurred in connection with the negotiation and preparation of this Agreement, such amount to be paid within one (1) business day of the execution of this Agreement.  Employee hereby certifies and warrants that he had read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.

14.  Representations and Warranties of Enforceability.  Employee hereby represents and warrants to the Employer that upon the execution and delivery of this Agreement by the Employer and the expiration of the seven (7) day revocation period described in Section 12 above, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms.  Employer hereby represents and warrants to the Employee that the execution and delivery by Employer of this Agreement and the performance by Employer of its obligations hereunder have been duly authorized by all requisite corporate board and any other required action and, upon the execution and deliver of this Agreement by the Employee and the expiration of the seven (7) day revocation period described in Section 12 above, this Agreement will be the valid and binding obligation of Employer, enforceable in accordance with its terms.

15.  Non-Admission.  Employee and Employer agree and acknowledge that the Agreement between them is not and shall not be construed to be an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by one to the other and that this Agreement and their execution of this Agreement are made voluntarily to bring an amicable conclusion of Employee is employment relationship with Employer.

16.  Previous Agreements. Employee hereby acknowledges his execution of the  Assignment of Rights Agreement dated November 3, 1992 and Data Security and Data Confidentiality Agreement dated January 12, 1996 signed previously by Employee and reaffirms his obligations thereunder.

17.  Integration.  Except as expressly provided herein, this Agreement contains the entire understanding of the parties and supersedes all verbal and written agreements, and there are no other agreements, representations or warranties between the parties not referenced or set forth in this Agreement.

18.  Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same agreement.  Each party shall execute this Agreement twice and each party shall retain an original.

IN WITNESS WHEREOF, the parties have executed this Agreement.

/s/ David J. Brailer
David J. Brailer, M.D., Ph.D
Date: 6/24/2003

CARESCIENCE, INC.

By:	/s/ Robb L. Tretter
Name: Robb L. Tretter
Title: General Counsel and Secretary
Date: 6/24/2003

Exhibit A

CareScience Announces New Leadership

Philadelphia, PA – CareScience, Inc. (NASDAQ:  CARE), a leading care management company, announced today that David J. Brailer, M.D., Ph.D., resigned today as Chairman, CEO and Director of CareScience and that Ronald A. Paulus, M.D., M.B.A., currently president and Director of CareScience, has been appointed CEO.  The Company also announced that Mr. Edward Antoian has been elected interim non-executive Chairman of the Board of Directors.  The Company and Dr. Brailer each cited differences over the strategic direction of the Company for his resignation.  Dr. Brailer has agreed to provide transitional support to the Company.

“I want to thank David for all of the positive things that he has done over the past decade as founder and CEO of CareScience,” said Dr. Paulus.  “During that time, the Company added more than 150 clients, licensed groundbreaking research from the University of Pennsylvania, developed one of the nation’s first healthcare ASPs, developed the first peer-to-peer clinical data exchange technology and established the first care management business process outsourcing partnership.  I look forward to building upon that foundation by aggressively supporting our growing customer base in their clinical transformation efforts, and by delivering substantial value to both customers and shareholders.”

“CareScience’s efforts to improve quality and efficiency are important and will continue to be so in the future,” said Dr. Brailer.  “As a significant shareholder, I wish the Company future success.”